Exhibit 99.1

HESS CORPORATION

HESS REPORTS ESTIMATED RESULTS FOR THE THIRD QUARTER OF 2020
Key Developments:
•Increased the estimate of gross discovered recoverable resources to approximately 9 billion barrels of oil equivalent (boe) for the Stabroek Block (Hess – 30%), offshore Guyana; announced oil discoveries at the Yellowtail-2 and Redtail-1 wells in September, bringing total discoveries on the Block to 18
•Sanctioned development of Payara, the third oil development on the Stabroek Block, which will have the capacity to produce up to 220,000 gross barrels of oil per day (bopd); first oil is expected in 2024
•Agreed to sell the Corporation's 28% working interest in the Shenzi Field in the deepwater Gulf of Mexico for total consideration of $505 million, with an effective date of July 1, 2020; the sale is expected to close prior to year-end
Third Quarter Financial and Operational Highlights:
•Net loss was $243 million, or $0.80 per common share, compared with a net loss of $212 million, or $0.70 per common share in the third quarter of 2019
•Adjusted net loss1 was $216 million, or $0.71 per common share, compared with an adjusted net loss of $105 million, or $0.35 per common share in the prior-year quarter
•Oil and gas net production, excluding Libya, averaged 321,000 barrels of oil equivalent per day (boepd), up from 290,000 boepd in the third quarter of 2019; Bakken net production was 198,000 boepd, up 21% from 163,000 boepd in the prior-year quarter
•Crude oil put option contracts are in place for more than 80% of forecast net oil production for the remainder of 2020 with a fair value of approximately $205 million at September 30, 2020; realized settlements on crude oil put option contracts during the first nine months of 2020 were approximately $700 million
•E&P capital and exploratory expenditures were $331 million, compared with $661 million in the prior-year quarter
•Cash and cash equivalents, excluding Midstream, were $1.28 billion at September 30, 2020
2020 Updated Full Year Guidance:
•Net production, excluding Libya, is expected to be approximately 325,000 boepd, down from previous guidance of approximately 330,000 boepd primarily due to hurricane-related downtime in the Gulf of Mexico
•Bakken net production is expected to be approximately 190,000 boepd, up from the previous guidance of approximately 185,000 boepd due to strong year to date performance
•E&P capital and exploratory expenditures are projected to be approximately $1.8 billion, down from previous guidance of approximately $1.9 billion
1.“Adjusted net income (loss)” is a non-GAAP financial measure.  The definition of this non-GAAP measure and a reconciliation to its nearest GAAP equivalent measure appears on pages 7 to 9.

NEW YORK, October 28, 2020 — Hess Corporation (NYSE: HES) today reported a net loss of $243 million, or $0.80 per common share, in the third quarter of 2020, compared with a net loss of $212 million, or $0.70 per common share, in the third quarter of 2019.  On an adjusted basis, the Corporation reported a net loss of $216 million, or $0.71 per common share, in the third quarter of 2020, compared with an adjusted net loss of $105 million, or $0.35 per common share, in the prior-year quarter.  The decrease in adjusted after-tax results compared with the prior-year period primarily reflects lower realized selling prices and higher exploration expenses.
“We continue to execute our strategy and achieve strong operational performance while prioritizing the preservation of cash, capability and the long term value of our assets during this low price environment,” CEO John Hess said. “Our differentiated portfolio of assets, including multiple phases of low cost Guyana oil developments, positions us to deliver industry leading cash flow growth and drive our company’s breakeven price to under $40 per barrel Brent by mid decade.”
After-tax income (loss) by major operating activity was as follows:

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2020	2019	2020	2019

	(In millions, except per share amounts)
Net Income (Loss) Attributable to Hess Corporation
Exploration and Production	$(182)	$(60)	$(2,802)	$117
Midstream	56	39	168	111
Corporate, Interest and Other	(117)	(191)	(362)	(414)
Net income (loss) attributable to Hess Corporation	$(243)	$(212)	$(2,996)	$(186)
Net income (loss) per common share (diluted) (a)	$(0.80)	$(0.70)	$(9.83)	$(0.63)
Adjusted Net Income (Loss) Attributable to Hess Corporation
Exploration and Production	$(156)	$(41)	$(525)	$114
Midstream	56	39	168	111
Corporate, Interest and Other	(116)	(103)	(361)	(326)
Adjusted net income (loss) attributable to Hess Corporation	$(216)	$(105)	$(718)	$(101)
Adjusted net income (loss) per common share (diluted) (a)	$(0.71)	$(0.35)	$(2.36)	$(0.35)

Weighted average number of shares (diluted)	305.0	302.5	304.7	300.7

(a)Calculated as net income (loss) attributable to Hess Corporation less preferred stock dividends, divided by weighted average number of diluted shares.

Exploration and Production:
E&P net loss was $182 million in the third quarter of 2020, compared with a net loss of $60 million in the third quarter of 2019.  On an adjusted basis, E&P's third quarter 2020 net loss was $156 million, compared with an adjusted net loss of $41 million in the prior-year quarter.  The Corporation’s average realized crude oil selling price, excluding the effect of hedging, was $36.17 per barrel in the third quarter of 2020, compared with $55.91 per barrel in the prior-year quarter, reflecting a decrease in benchmark oil prices and widening of crude differentials realized as a result of reduced demand caused by the global coronavirus (COVID-19) pandemic. Realized gains from crude oil hedging activities improved after-tax results by $143 million in the third quarter of 2020 and $2 million in the third quarter of 2019.  Including hedging, the Corporation’s average realized crude oil selling price was $45.60 per barrel in the third quarter of 2020, compared with $56.03 per barrel in the year-ago quarter. The average realized natural gas liquids (NGL) selling price in the third quarter of 2020 was $11.63 per barrel, compared with $9.41 per barrel in the prior-year quarter, while the average realized natural gas selling price was $2.94 per mcf, compared with $3.81 per mcf in the third quarter of 2019.
Net production, excluding Libya, was 321,000 boepd in the third quarter of 2020, up 11% from third quarter 2019 net production of 290,000 boepd.  The improved performance primarily resulted from a 21% increase in Bakken production and production from the Liza Field, offshore Guyana, which commenced in December 2019, partially offset by hurricane-related downtime in the Gulf of Mexico and lower production in South East Asia.  There was no net production for Libya in the third quarter of 2020 due to the declaration of force majeure by the Libyan National Oil Corporation. Net production for Libya was 22,000 boepd in the third quarter of 2019.
Cash operating costs, which include operating costs and expenses, production and severance taxes, and E&P general and administrative expenses, were $9.86 per boe excluding items affecting comparability of earnings between periods in the third quarter of 2020, down 19% from $12.13 per boe in the prior-year quarter due to the increased production volumes, lower production and severance taxes and the impact of cost-reduction initiatives.
Operational Highlights for the Third Quarter of 2020:
Bakken (Onshore U.S.):  Net production from the Bakken increased to 198,000 boepd from 163,000 boepd in the prior-year quarter, with net oil production up 13% to 108,000 bopd from 96,000 bopd, primarily due to increased wells online and improved well performance. Natural gas and NGL production also increased from higher wells online, additional natural gas captured and processed, and approximately 6,000 boepd of additional volumes received under percentage of proceeds contracts resulting from lower prices. The Corporation operated one rig in the third quarter, drilled 6 wells, completed 13 wells, and brought 22 new wells online.

As previously announced in the second quarter, the Corporation chartered three very large crude carriers (VLCCs) to load a total of approximately 6 million barrels of oil in the second and third quarters for sale in Asian markets to enhance cash flow and maximize value from its Bakken production. The first VLCC cargo of 2.1 million barrels was sold in China in September with cash proceeds received in October.
Gulf of Mexico (Offshore U.S.):  Net production from the Gulf of Mexico was 49,000 boepd, compared with 59,000 boepd in the prior-year quarter reflecting hurricane-related downtime as well as higher planned maintenance. The Esox-1 well, which commenced production in February, reached its gross peak rate of approximately 17,000 boepd, or 9,000 boepd, net to Hess in the third quarter.
In October, the Corporation entered into an agreement to sell it's 28% working interest in the Shenzi Field for total consideration of $505 million, subject to customary adjustments, with an effective date of July 1, 2020. Hess’ net share of production from the Shenzi Field during the first nine months of 2020 was 11,000 boepd. The sale is expected to close during the fourth quarter of 2020 and is subject to customary closing conditions.
The BP operated Galapagos Deep well (Hess – 25%) in the Mississippi Canyon area of the deepwater Gulf of Mexico was not a commercial success and third quarter results include exploration expenses of $37 million, primarily for well costs incurred through September 30, 2020.
Guyana (Offshore): At the Stabroek Block (Hess – 30%), the Corporation’s net production from the Liza Field, which commenced in December 2019, averaged 19,000 bopd in the third quarter of 2020.  During the third quarter, the operator Esso Exploration and Production Guyana Limited continued work to complete the commissioning of the natural gas injection system that should enable the Liza Destiny floating production, storage and offloading vessel (FPSO) to reach its capacity of 120,000 gross bopd in the fourth quarter. Phase 2 of the Liza Field development, which will utilize the Liza Unity FPSO with an expected capacity of 220,000 gross bopd, remains on target to achieve first oil by early 2022.
The Corporation announced it had made the final investment decision to proceed with development of the Payara Field on the Stabroek Block after the development plan received approval from the government of Guyana. Payara will utilize the Prosperity FPSO, which will have the capacity to produce up to 220,000 gross bopd and will target an estimated resource base of approximately 600 million barrels of oil. First oil is expected in 2024. Ten drill centers are planned with a total of 41 wells, including 20 production wells and 21 injection wells. Excluding pre-sanction costs and FPSO purchase cost, the Corporation’s net share of development costs is forecast to be approximately $1.8 billion.

At the Stabroek Block, the operator announced discoveries at the Yellowtail-2 and Redtail-1 exploration wells. Yellowtail-2, the 17th discovery on the Block, encountered approximately 69 feet of high quality oil bearing reservoirs adjacent to and below the Yellowtail-1 discovery. Redtail-1, the 18th discovery on the Block, encountered approximately 232 feet of high quality oil bearing sandstone and is located 1.5 miles northwest of the Yellowtail discovery. The estimate of gross discovered recoverable resources on the Block has been increased to approximately 9 billion boe.
Following the completion of appraisal work at the Yellowtail-2 well, the Stena Carron drillship began drilling the Tanager-1 well on the Kaieteur Block, located 46 miles northwest of Liza in August. Tanager-1 drilling operations are ongoing. The Noble Don Taylor drillship completed the drilling of the Redtail-1 well, and is currently drilling and completing Liza Phase 2 development wells. The other two drillships, the Noble Bob Douglas and the Noble Tom Madden, are drilling and completing Liza Phase 1 and Phase 2 development wells.
South East Asia (Offshore): Net production at the North Malay Basin and JDA was 50,000 boepd, compared with 60,000 boepd in the prior-year quarter, reflecting COVID-19 impacts on economic activity in Malaysia which reduced natural gas nominations.
Midstream:
The Midstream segment had net income of $56 million in the third quarter of 2020, compared with net income of $39 million in the prior-year quarter.  The improved third quarter 2020 results were primarily driven by higher throughput volumes.
Corporate, Interest and Other:
After-tax expense for Corporate, Interest and Other was $117 million in the third quarter of 2020, compared with $191 million in the third quarter of 2019. On an adjusted basis, after-tax expense for Corporate, Interest and Other was $116 million in the third quarter of 2020 compared with $103 million in the year-ago quarter. Interest expense increased $18 million compared with the prior-year quarter due to interest on the Corporation's $1.0 billion three year term loan entered into in March 2020 and a decrease in capitalized interest of $11 million.
Capital and Exploratory Expenditures:
E&P capital and exploratory expenditures were $331 million in the third quarter of 2020, down from $661 million in the prior-year quarter. The decrease is primarily driven by the lower rig count in the Bakken and reduced development drilling in the Gulf of Mexico during the third quarter of 2020. For full year 2020, E&P capital and exploratory expenditures are expected to be approximately $1.8 billion which is down from prior guidance of approximately $1.9 billion. Midstream capital expenditures were $66 million in the third quarter of 2020, down from $112 million in the prior-year quarter.

Liquidity:
Excluding the Midstream segment, Hess Corporation had cash and cash equivalents of $1.28 billion and debt and finance lease obligations totaling $6.6 billion at September 30, 2020. The Corporation’s debt to capitalization ratio as defined in its debt covenants was 45.7% at September 30, 2020 and 39.6% at December 31, 2019.  At September 30, 2020, the fair value of crude oil put option hedge contracts, which cover more than 80% of the Corporation’s forecasted oil production for the remainder of 2020, was approximately $205 million. Realized settlements on closed contracts during the first nine months of 2020 were approximately $700 million. Proceeds from the sale of the first VLCC cargo of 2.1 million barrels of oil was received in October and proceeds from the sale of the second and third VLCC cargos totaling 4.2 million barrels of oil are expected in the first quarter of 2021. The Corporation expects to receive proceeds in the fourth quarter from the sale of its working interest in the Shenzi Field for total consideration of $505 million based on an effective date of July 1, 2020.
The Midstream segment had cash and cash equivalents of $4 million and total debt of $1.9 billion at September 30, 2020.
Net cash provided by operating activities was $136 million in the third quarter of 2020, down from $443 million in the third quarter of 2019 primarily due to lower realized crude oil selling prices, the impact on cash flows from deferring sales for 2.6 million barrels of oil loaded on VLCCs in the third quarter, and receipt of cash proceeds from the sale of the first VLCC cargo occurring in October. Net cash provided by operating activities before changes in operating assets and liabilities2 was $468 million in the third quarter of 2020, compared with $522 million in the prior-year quarter.  Changes in operating assets and liabilities during the third quarter of 2020 decreased cash flow from operating activities by $332 million, primarily due to a reduction in payables reflecting reduced operating activity levels and the temporary increase in accounts receivable and inventory resulting from our VLCC transactions which will reverse over the next two quarters, compared with a net cash outflow of $79 million in the third quarter of 2019.

2.“Net cash provided by (used in) operating activities before changes in operating assets and liabilities” is a non-GAAP financial measure.  The definition of this non-GAAP measure and a reconciliation to its nearest GAAP equivalent measure appears on pages 8 and 9.

Items Affecting Comparability of Earnings Between Periods:
The following table reflects the total after-tax income (expense) of items affecting comparability of earnings between periods:

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2020	2019	2020	2019

	(In millions)
Exploration and Production	$(26)	$(19)	$(2,277)	$3
Midstream	—	—	—	—
Corporate, Interest and Other	(1)	(88)	(1)	(88)
Total items affecting comparability of earnings between periods	$(27)	$(107)	$(2,278)	$(85)
Third Quarter 2020:  Third quarter results included a pre-tax charge for severance of $27 million ($27 million after income taxes) related to cost reduction initiatives. The pre-tax amounts are reported in Operating costs and expenses ($20 million), General and administrative expenses ($6 million), and Exploration expenses ($1 million).
Third Quarter 2019:  Corporate, Interest & Other included a noncash charge to recognize unamortized pension actuarial losses of $88 million ($88 million after income taxes) resulting from the purchase of a single premium annuity contract using funds of the pension plan to settle a portion of the plan’s benefit obligations. The charge is included in Other, net nonoperating income in the income statement. E&P results included a pre-tax charge of $21 million ($19 million after income taxes) related to a settlement on historical cost recovery balances in the JDA and is included in Marketing, including purchased oil and gas in the income statement.
Reconciliation of U.S. GAAP to Non-GAAP measures:
The following table reconciles reported net income (loss) attributable to Hess Corporation and adjusted net income (loss):

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2020	2019	2020	2019

	(In millions)
Net income (loss) attributable to Hess Corporation	$(243)	$(212)	$(2,996)	$(186)
Less: Total items affecting comparability of earnings between periods	(27)	(107)	(2,278)	(85)
Adjusted net income (loss) attributable to Hess Corporation	$(216)	$(105)	$(718)	$(101)

The following table reconciles reported net cash provided by (used in) operating activities from net cash provided by (used in) operating activities before changes in operating assets and liabilities:

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2020	2019	2020	2019

	(In millions)
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	$468	$522	$1,271	$1,717
Changes in operating assets and liabilities	(332)	(79)	(424)	(361)
Net cash provided by (used in) operating activities	$136	$443	$847	$1,356
Hess Corporation will review third quarter financial and operating results and other matters on a webcast at 10 a.m. today (EDT).  For details about the event, refer to the Investor Relations section of our website at www.hess.com.
Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas.  More information on Hess Corporation is available at www.hess.com.
Forward-looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature.  Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; estimates of our crude oil and natural gas reserves and levels of production; benchmark prices of crude oil, NGLs and natural gas and our associated realized price differentials; our projected budget and capital and exploratory expenditures; expected timing and completion of our development projects and proposed asset sale; and future economic and market conditions in the oil and gas industry.
Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future.  Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements.  The following important factors could cause actual results to differ materially from those in our forward-looking statements: fluctuations in market prices of crude oil, NGLs and natural gas and competition in the oil and gas exploration and production industry, including as a result of the global COVID-19 pandemic; potential disruption or interruption of our operations due to catastrophic events, such as accidents, severe weather, geological events, shortages of skilled labor, cyber-attacks or health measures related to COVID-19; reduced demand for our products, including due to the global COVID-19 pandemic or the outbreak of any other public health threat or due to the impact of competing or alternative energy products and political conditions and events, such as instability, changes in governments, armed conflict, and economic sanctions; potential failures or delays in increasing oil and gas reserves, including as a result of unsuccessful exploration activity, drilling risks and unforeseen reservoir conditions; potential failures or delays in achieving expected production levels given inherent uncertainties in estimating quantities of proved reserves; changes in tax, property, contract and other laws, regulations and governmental actions applicable to our business, including legislative and regulatory initiatives regarding environmental concerns, such as measures to limit greenhouse gas emissions and well fracking bans; the ability of our contractual counterparties to satisfy their obligations to us, including the operation of joint ventures under which we may not control; the ability to satisfy the conditions to the proposed sale; unexpected changes in technical requirements for constructing, modifying or operating exploration and production facilities and/or the inability to timely obtain or maintain necessary permits; availability and costs of employees and other personnel, drilling rigs, equipment, supplies and other required services; any limitations on our access to capital or increase in our cost of capital as a result of weakness in the oil and gas industry or negative outcomes within commodity and financial markets; liability resulting from litigation, including heightened risks associated with being a general partner of Hess Midstream LP; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission (SEC).
As and when made, we believe that our forward-looking statements are reasonable.  However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make.  Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

Non-GAAP financial measures
The Corporation has used non-GAAP financial measures in this earnings release.  “Adjusted net income (loss)” presented in this release is defined as reported net income (loss) attributable to Hess Corporation excluding items identified as affecting comparability of earnings between periods.  “Net cash provided by (used in) operating activities before changes in operating assets and liabilities” presented in this release is defined as Net cash provided by (used in) operating activities excluding changes in operating assets and liabilities.  Management uses adjusted net income (loss) to evaluate the Corporation’s operating performance and believes that investors’ understanding of our performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations.  Management believes that net cash provided by (used in) operating activities before changes in operating assets and liabilities demonstrates the Corporation’s ability to internally fund capital expenditures, pay dividends and service debt.  These measures are not, and should not be viewed as, a substitute for U.S. GAAP net income (loss) or net cash provided by (used in) operating activities.  A reconciliation of reported net income (loss) attributable to Hess Corporation (U.S. GAAP) to adjusted net income (loss), and a reconciliation of net cash provided by (used in) operating activities (U.S. GAAP) to net cash provided by (used in) operating activities before changes in operating assets and liabilities are provided in the release.
Cautionary Note to Investors
We use certain terms in this release relating to resources other than proved reserves, such as unproved reserves or resources.  Investors are urged to consider closely the oil and gas disclosures in Hess Corporation’s Form 10-K, File No. 1-1204, available from Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036 c/o Corporate Secretary and on our website at www.hess.com.  You can also obtain this form from the SEC on the EDGAR system.
For Hess Corporation
Investor Contact:
Jay Wilson
(212) 536-8940
Media Contacts:
Lorrie Hecker
(212) 536-8250
Jamie Tully
Sard Verbinnen & Co
(312) 895-4700

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	Third Quarter 2020	Third Quarter 2019	Second Quarter 2020
Income Statement

Revenues and non-operating income
Sales and other operating revenues	$1,159	$1,580	$833
Gains (losses) on asset sales, net	—	—	8
Other, net	17	(65)	1
Total revenues and non-operating income	1,176	1,515	842
Costs and expenses
Marketing, including purchased oil and gas (a)	221	423	56
Operating costs and expenses	308	321	294
Production and severance taxes	34	47	16
Exploration expenses, including dry holes and lease impairment	71	50	31
General and administrative expenses	84	90	89
Interest expense	118	90	119
Depreciation, depletion and amortization	518	544	509
Total costs and expenses	1,354	1,565	1,114
Income (loss) before income taxes	(178)	(50)	(272)
Provision (benefit) for income taxes	5	116	(9)
Net income (loss)	(183)	(166)	(263)
Less: Net income (loss) attributable to noncontrolling interests	60	46	57
Net income (loss) attributable to Hess Corporation common stockholders	$(243)	$(212)	$(320)
(a)     Second quarter 2020 reflects lower prices paid for purchased volumes and a reduction of $113 million for the cost of crude oil inventory capitalized for the 3.7 million barrels of oil loaded on the VLCCs.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	Nine Months Ended September 30,
	2020	2019
Income Statement

Revenues and non-operating income
Sales and other operating revenues	$3,346	$4,812
Gains (losses) on asset sales, net	8	22
Other, net	33	(23)
Total revenues and non-operating income	3,387	4,811
Costs and expenses
Marketing, including purchased oil and gas	655	1,308
Operating costs and expenses	905	872
Production and severance taxes	92	132
Exploration expenses, including dry holes and lease impairment	291	127
General and administrative expenses	275	266
Interest expense	350	285
Depreciation, depletion and amortization	1,588	1,536
Impairment	2,126	—
Total costs and expenses	6,282	4,526
Income (loss) before income taxes	(2,895)	285
Provision (benefit) for income taxes	(83)	342
Net income (loss)	(2,812)	(57)
Less: Net income (loss) attributable to noncontrolling interests	184	129
Net income (loss) attributable to Hess Corporation	(2,996)	(186)
Less: Preferred stock dividends	—	4
Net income (loss) attributable to Hess Corporation common stockholders	$(2,996)	$(190)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	September 30, 2020	December 31, 2019
Balance Sheet Information
Assets
Cash and cash equivalents	$1,285	$1,545
Other current assets	1,851	1,611
Property, plant and equipment – net	14,235	16,814
Operating lease right-of-use assets – net	324	447
Finance lease right-of-use assets – net	175	299
Other long-term assets	1,099	1,066
Total assets	$18,969	$21,782
Liabilities and equity
Current maturities of long-term debt	$8	$—
Current portion of operating and finance lease obligations	99	199
Other current liabilities	1,319	2,311
Long-term debt	8,280	7,142
Long-term operating lease obligations	334	353
Long-term finance lease obligations	224	238
Other long-term liabilities	1,823	1,833
Total equity excluding other comprehensive income (loss)	6,279	9,431
Accumulated other comprehensive income (loss)	(363)	(699)
Noncontrolling interests	966	974
Total liabilities and equity	$18,969	$21,782

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	September 30, 2020	December 31, 2019
Total Debt
Hess Corporation	$6,385	$5,389
Midstream (a)	1,903	1,753
Hess Consolidated	$8,288	$7,142
(a) Midstream debt is non-recourse to Hess Corporation.

	September 30, 2020	December 31, 2019
Debt to Capitalization Ratio (a)
Hess Consolidated	55.3%	43.2%
Hess Corporation as defined in debt covenants	45.7%	39.6%
(a)Includes finance lease obligations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Interest Expense
Gross interest expense – Hess Corporation	$95	$88	$279	$267
Less: Capitalized interest – Hess Corporation	—	(11)	—	(27)
Interest expense – Hess Corporation	95	77	279	240
Interest expense – Midstream (a)	23	13	71	45
Interest expense – Consolidated	$118	$90	$350	$285
(a)Midstream interest expense is reported in the Midstream operating segment.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	Third Quarter 2020	Third Quarter 2019	Second Quarter 2020
Cash Flow Information

Cash Flows from Operating Activities
Net income (loss)	$(183)	$(166)	$(263)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Gains) losses on asset sales, net	—	—	(8)
Depreciation, depletion and amortization	518	544	509
Exploratory dry hole costs	31	10	—
Exploration lease and other impairment	10	3	6
Pension settlement loss	—	88	—
Stock compensation expense	16	18	18
Noncash (gains) losses on commodity derivatives, net	68	29	49
Provision (benefit) for deferred income taxes and other tax accruals	8	(4)	(10)
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	468	522	301
Changes in operating assets and liabilities	(332)	(79)	(35)
Net cash provided by (used in) operating activities	136	443	266
Cash Flows from Investing Activities
Additions to property, plant and equipment - E&P	(327)	(635)	(510)
Additions to property, plant and equipment - Midstream	(99)	(74)	(69)
Payments for Midstream equity investments	—	(10)	—
Proceeds from asset sales, net of cash sold	—	—	11
Other, net	—	(2)	(2)
Net cash provided by (used in) investing activities	(426)	(721)	(570)
Cash Flows from Financing Activities
Net borrowings (repayments) of debt with maturities of 90 days or less	74	16	12
Debt with maturities of greater than 90 days:
Borrowings	—	—	—
Repayments	—	(3)	—
Payments on finance lease obligations	(3)	(2)	(2)
Cash dividends paid	(76)	(77)	(76)
Noncontrolling interests, net	(66)	(14)	(65)
Other, net	—	13	1
Net cash provided by (used in) financing activities	(71)	(67)	(130)
Net Increase (Decrease) in Cash and Cash Equivalents	(361)	(345)	(434)
Cash and Cash Equivalents at Beginning of Period	1,646	2,208	2,080
Cash and Cash Equivalents at End of Period	$1,285	$1,863	$1,646

Additions to Property, Plant and Equipment included within Investing Activities
Capital expenditures incurred	$(367)	$(736)	$(507)
Increase (decrease) in related liabilities	(59)	27	(72)
Additions to property, plant and equipment	$(426)	$(709)	$(579)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	Nine Months Ended September 30,
	2020	2019
Cash Flow Information

Cash Flows from Operating Activities
Net income (loss)	$(2,812)	$(57)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Gains) losses on asset sales, net	(8)	(22)
Depreciation, depletion and amortization	1,588	1,536
Impairment	2,126	—
Exploratory dry hole costs	166	10
Exploration lease and other impairment	48	14
Pension settlement loss	—	88
Stock compensation expense	63	66
Noncash (gains) losses on commodity derivatives, net	187	87
Provision (benefit) for deferred income taxes and other tax accruals	(87)	(5)
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	1,271	1,717
Changes in operating assets and liabilities	(424)	(361)
Net cash provided by (used in) operating activities	847	1,356
Cash Flows from Investing Activities
Additions to property, plant and equipment - E&P	(1,577)	(1,720)
Additions to property, plant and equipment - Midstream	(246)	(284)
Payments for Midstream equity investments	—	(33)
Proceeds from asset sales, net of cash sold	11	22
Other, net	(2)	(3)
Net cash provided by (used in) investing activities	(1,814)	(2,018)
Cash Flows from Financing Activities
Net borrowings (repayments) of debt with maturities of 90 days or less	146	176
Debt with maturities of greater than 90 days:
Borrowings	1,000	—
Repayments	—	(8)
Payments on finance lease obligations	(6)	(47)
Common stock acquired and retired	—	(25)
Cash dividends paid	(233)	(241)
Noncontrolling interests, net	(194)	(41)
Other, net	(6)	17
Net cash provided by (used in) financing activities	707	(169)
Net Increase (Decrease) in Cash and Cash Equivalents	(260)	(831)
Cash and Cash Equivalents at Beginning of Period	1,545	2,694
Cash and Cash Equivalents at End of Period	$1,285	$1,863

Additions to Property, Plant and Equipment included within Investing Activities
Capital expenditures incurred	$(1,540)	$(2,072)
Increase (decrease) in related liabilities	(283)	68
Additions to property, plant and equipment	$(1,823)	$(2,004)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	Third Quarter 2020	Third Quarter 2019	Second Quarter 2020
Capital and Exploratory Expenditures

E&P Capital and exploratory expenditures
United States
North Dakota	$86	$350	$181
Offshore and Other	61	107	64
Total United States	147	457	245
Guyana	160	161	183
Malaysia and JDA	21	24	21
Other	3	19	4
E&P Capital and exploratory expenditures	$331	$661	$453

Total exploration expenses charged to income included above	$30	$37	$25

Midstream Capital expenditures	$66	$112	$79

	Nine Months Ended September 30,
	2020	2019
Capital and Exploratory Expenditures

E&P Capital and exploratory expenditures
United States
North Dakota	$589	$943
Offshore and Other	218	298
Total United States	807	1,241
Guyana	519	509
Malaysia and JDA	74	81
Other	15	36
E&P Capital and exploratory expenditures	$1,415	$1,867

Total exploration expenses charged to income included above	$77	$103

Midstream Capital expenditures	$202	$308

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	Third Quarter 2020
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$918		$241		$1,159
Other, net	6		4		10
Total revenues and non-operating income	924		245		1,169
Costs and expenses
Marketing, including purchased oil and gas (a)	246		(2)		244
Operating costs and expenses	138		90		228
Production and severance taxes	33		1		34
Midstream tariffs	237		—		237
Exploration expenses, including dry holes and lease impairment	69		2		71
General and administrative expenses	46		7		53
Depreciation, depletion and amortization	388		90		478
Total costs and expenses	1,157		188		1,345
Results of operations before income taxes	(233)		57		(176)
Provision (benefit) for income taxes	—		6		6
Net income (loss) attributable to Hess Corporation	$(233)	(b)	$51	(c)	$(182)

	Third Quarter 2019
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,212		$368		$1,580
Other, net	—		17		17
Total revenues and non-operating income	1,212		385		1,597
Costs and expenses
Marketing, including purchased oil and gas (a)	423		30		453
Operating costs and expenses	182		69		251
Production and severance taxes	46		1		47
Midstream tariffs	182		—		182
Exploration expenses, including dry holes and lease impairment	27		23		50
General and administrative expenses	42		9		51
Depreciation, depletion and amortization	390		117		507
Total costs and expenses	1,292		249		1,541
Results of operations before income taxes	(80)		136		56
Provision (benefit) for income taxes	—		116		116
Net income (loss) attributable to Hess Corporation	$(80)	(d)	$20		$(60)
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax gains from realized crude oil hedging activities of $123 million (noncash premium amortization: $61 million; cash settlement:  $184 million).
(c)Includes after-tax gains from realized crude oil hedging activities of $20 million (noncash premium amortization: $7 million; cash settlement:  $27 million).
(d)Includes after-tax gains from realized crude oil hedging activities of $2 million (noncash premium amortization: $29 million; cash settlement: $31 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	Second Quarter 2020
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$660		$173		$833
Other, net	(4)		3		(1)
Total revenues and non-operating income	656		176		832
Costs and expenses
Marketing, including purchased oil and gas (a)	111		(14)		97
Operating costs and expenses	131		72		203
Production and severance taxes	15		1		16
Midstream tariffs	225		—		225
Exploration expenses, including dry holes and lease impairment	23		8		31
General and administrative expenses	42		8		50
Depreciation, depletion and amortization	373		97		470
Total costs and expenses	920		172		1,092
Results of operations before income taxes	(264)		4		(260)
Provision (benefit) for income taxes	—		(11)		(11)
Net income (loss) attributable to Hess Corporation	$(264)	(b)	$15	(c)	$(249)
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax gains from realized crude oil hedging activities of $192 million (noncash premium amortization: $43 million; cash settlement:  $235 million).
(c)Includes after-tax gains from realized crude oil hedging activities of $36 million (noncash premium amortization: $6 million; cash settlement:  $42 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	Nine Months Ended September 30, 2020
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$2,700		$646		$3,346
Other, net	6		11		17
Total revenues and non-operating income	2,706		657		3,363
Costs and expenses
Marketing, including purchased oil and gas (a)	776		(10)		766
Operating costs and expenses	406		239		645
Production and severance taxes	88		4		92
Midstream tariffs	703		—		703
Exploration expenses, including dry holes and lease impairment	248		43		291
General and administrative expenses	133		22		155
Depreciation, depletion and amortization	1,155		314		1,469
Impairment	697		1,429		2,126
Total costs and expenses	4,206		2,041		6,247
Results of operations before income taxes	(1,500)		(1,384)		(2,884)
Provision (benefit) for income taxes	—		(82)		(82)
Net income (loss) attributable to Hess Corporation	$(1,500)	(b)	$(1,302)	(c)	$(2,802)

	Nine Months Ended September 30, 2019
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$3,716		$1,096		$4,812
Gains (losses) on asset sales, net	22		—		22
Other, net	1		43		44
Total revenues and non-operating income	3,739		1,139		4,878

Costs and expenses
Marketing, including purchased oil and gas (a)	1,342		43		1,385
Operating costs and expenses	499		196		695
Production and severance taxes	126		6		132
Midstream tariffs	509		—		509
Exploration expenses, including dry holes and lease impairment	73		54		127
General and administrative expenses	120		21		141
Depreciation, depletion and amortization	1,075		355		1,430
Total costs and expenses	3,744		675		4,419
Results of operations before income taxes	(5)		464		459
Provision (benefit) for income taxes	—		342		342
Net income (loss) attributable to Hess Corporation	$(5)	(d)	$122		$117
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax gains from realized crude oil hedging activities of $368 million (noncash premium amortization: $167 million; cash settlement:  $535 million).
(c)Includes after-tax gains from realized crude oil hedging activities of $67 million (noncash premium amortization: $20 million; cash settlement:  $87 million).
(d)Includes after-tax gains from realized crude oil hedging activities of $3 million (noncash premium amortization: $87 million; cash settlement:  $90 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	Third Quarter 2020	Third Quarter 2019	Second Quarter 2020
Net Production Per Day (in thousands)

Crude oil - barrels
United States
North Dakota (a)	108	96	108
Offshore	34	40	45
Total United States	142	136	153
Guyana	19	—	22
Malaysia and JDA	3	4	3
Denmark	4	6	5
Libya	—	20	—
Total	168	166	183

Natural gas liquids - barrels
United States
North Dakota (a)	58	47	57
Offshore	5	5	6
Total United States	63	52	63

Natural gas - mcf
United States
North Dakota (a)	194	125	177
Offshore	60	84	101
Total United States	254	209	278
Malaysia and JDA	282	336	245
Denmark	4	6	5
Libya	—	12	—
Total	540	563	528

Barrels of oil equivalent	321	312	334
(a)Net production from the Bakken was 198,000 boepd in the third quarter of 2020, 163,000 boepd in the third quarter of 2019 and 194,000 boepd in the second quarter of 2020.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	Nine Months Ended September 30,
	2020	2019
Net Production Per Day (in thousands)

Crude oil - barrels
United States
North Dakota (a)	110	89
Offshore	43	45
Total United States	153	134
Guyana	19	—
Malaysia and JDA	3	4
Denmark	5	6
Libya	2	19
Total	182	163

Natural gas liquids - barrels
United States
North Dakota (a)	54	40
Offshore	6	5
Total United States	60	45

Natural gas - mcf
United States
North Dakota (a)	178	102
Offshore	91	87
Total United States	269	189
Malaysia and JDA	284	349
Denmark	5	6
Libya	2	12
Total	560	556

Barrels of oil equivalent	335	301
(a)Net production from the Bakken was 194,000 boepd in the first nine months of 2020 and 144,000 boepd in the first nine months of 2019.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	Third Quarter 2020	Third Quarter 2019	Second Quarter 2020
Sales Volumes Per Day (in thousands) (a)
Crude oil – barrels	164	169	140
Natural gas liquids – barrels	63	52	63
Natural gas – mcf	540	563	528
Barrels of oil equivalent	317	315	291

Sales Volumes (in thousands) (a)
Crude oil – barrels (b)	15,134	15,593	12,764
Natural gas liquids – barrels	5,768	4,756	5,690
Natural gas – mcf	49,674	51,782	48,081
Barrels of oil equivalent	29,181	28,979	26,468

	Nine Months Ended September 30,
	2020	2019
Sales Volumes Per Day (in thousands) (a)
Crude oil – barrels	161	163
Natural gas liquids – barrels	60	45
Natural gas – mcf	560	556
Barrels of oil equivalent	314	301

Sales Volumes (in thousands) (a)
Crude oil – barrels (b)	43,950	44,594
Natural gas liquids – barrels	16,555	12,318
Natural gas – mcf	153,375	151,855
Barrels of oil equivalent	86,068	82,221
(a)Sales volumes from purchased crude oil, natural gas liquids, and natural gas are not included in the sales volumes reported.
(b)Crude oil loaded on VLCCs increased by a net 0.5 million barrels in the third quarter of 2020 and 3.7 million barrels in the second quarter of 2020.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	Third Quarter 2020	Third Quarter 2019	Second Quarter 2020
Average Selling Prices

Crude oil - per barrel (including hedging)
United States
North Dakota	$43.20	$53.03	$38.23
Offshore	48.56	58.72	39.10
Total United States	44.55	54.72	38.57
Guyana	52.60	—	35.28
Malaysia and JDA	42.59	58.55	15.62
Denmark	50.38	63.13	50.29
Libya	—	62.28	—
Worldwide	45.60	56.03	38.46

Crude oil - per barrel (excluding hedging)
United States
North Dakota	$33.69	$52.88	$18.93
Offshore	38.39	58.56	22.78
Total United States	34.87	54.57	20.48
Guyana (a)	42.82	—	19.23
Malaysia and JDA	42.59	58.55	15.62
Denmark	44.38	63.13	29.16
Libya	—	62.28	—
Worldwide	36.17	55.91	20.63

Natural gas liquids - per barrel
United States
North Dakota	$11.68	$9.55	$7.59
Offshore	11.03	7.93	4.71
Worldwide	11.63	9.41	7.32

Natural gas - per mcf
United States
North Dakota	$1.18	$1.32	$0.94
Offshore	1.13	1.89	1.14
Total United States	1.17	1.55	1.01
Malaysia and JDA	4.53	5.18	3.97
Denmark	2.87	3.74	3.51
Libya	—	5.11	—
Worldwide	2.94	3.81	2.41
(a)Hess Corporation sold its second and third allocated cargos of oil from the Liza Field in April and May 2020.  The realized price for the second quarter of 2020 reflects the Brent benchmark prices used in the pricing formula at the time of sale in April and May.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	Nine Months Ended September 30,
	2020	2019
Average Selling Prices

Crude oil - per barrel (including hedging)
United States
North Dakota	$42.61	$53.74
Offshore	45.60	60.12
Total United States	43.54	55.88
Guyana	44.35	—
Malaysia and JDA	38.02	61.55
Denmark	52.97	67.37
Libya	—	65.08
Worldwide	43.88	57.48

Crude oil - per barrel (excluding hedging)
United States
North Dakota	$32.95	$53.65
Offshore	35.64	60.03
Total United States	33.79	55.79
Guyana	33.10	—
Malaysia and JDA	38.02	61.55
Denmark	41.72	67.37
Libya	—	65.08
Worldwide	34.02	57.41

Natural gas liquids - per barrel
United States
North Dakota	$9.57	$12.96
Offshore	8.27	12.95
Worldwide	9.44	12.96

Natural gas - per mcf
United States
North Dakota	$1.13	$1.64
Offshore	1.21	2.21
Total United States	1.16	1.90
Malaysia and JDA	4.44	5.18
Denmark	3.44	3.84
Libya	4.90	5.32
Worldwide	2.85	4.06

The following is a summary of the Corporation’s outstanding crude oil put options for the remainder of 2020:

	WTI	Brent
Barrels of oil per day	130,000	20,000
Average monthly floor price	$55	$60